EXHIBIT 99.1

NEWS RELEASE

For additional information contact:
Justine Koenigsberg (investors)
Concert Pharmaceuticals, Inc.
(781) 674-5284
ir@concertpharma.com

Kathryn Morris (media)
The Yates Network
(845) 635-9828

FOR IMMEDIATE RELEASE
Concert Pharmaceuticals Names Meghan FitzGerald to its Board of Directors
Lexington, MA (March 23, 2016) -- Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) announced today that Meghan FitzGerald has been appointed to its Board of Directors and will serve as a member of its compensation committee effective March 22, 2016.
“We are delighted to welcome Meg to our Board of Directors,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “She is an accomplished executive with broad expertise in the healthcare industry who will provide important breadth to our Board as we advance and broaden our pipeline of innovative therapeutics.”
“Concert is an innovative biotechnology company pioneering a technology that combines potentially significant reduction in development risk with the opportunity to meaningfully enhance patient care with differentiated and effective new medicines,” said Ms. FitzGerald.  “I am excited to join the Board of this fast-paced company and look forward to sharing my insights and experiences with the talented management team.”
Meg FitzGerald currently serves as the Executive Vice President of Strategy and Policy at Cardinal Health, Inc. Prior to this role, she was the president of Cardinal Health Specialty Solutions, a specialty healthcare business that offers services for healthcare providers, payers, and pharmaceutical and biotech industries.
Prior to joining Cardinal Health, Ms. FitzGerald was senior vice president of New Markets International Division and Business Development at Medco Health Solutions, Inc., where she was responsible for leading business development efforts in the United States and internationally. She previously held positions of increasing responsibility at Pfizer Global Pharmaceuticals, where she supported business strategies and operations, including the implementation of ten-year lifecycle plans for various pharmaceutical products such as Celebrex. Ms. FitzGerald has also held marketing positions at Merck and Sanofi-Synthelabo.
She is a member of the board of directors for SeniorLink, a provider of in home care and support for elders and individuals with disabilities, and GELESIS, a privately held biotechnology company. She recently accepted an invitation to join the World Economic Forum’s Global Agenda Council on Ageing.

Ms. FitzGerald also serves as a member of the adjunct faculty at Columbia University in New York, teaching The Business of Healthcare. Ms. FitzGerald obtained a Doctor of Public Health (DrPH) degree at New York Medical College, focusing on health policy. She earned a master’s degree in public health from Columbia University and a bachelor's degree in nursing from Fairfield University.
About Concert
Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The Company is developing a broad pipeline targeting CNS disorders, genetic diseases and inflammatory diseases. For more information, please visit www.concertpharma.com.
Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.